LIBERTY STAR GOLD CORP

3024 E. Fort Lowell Road	TEL: (520) 731-8786
Tucson, Arizona 85716-1572	FAX: (520) 844-1118

http://www.libertystargold.com/

March 7, 2007
NR 46	OTCBB: LBTS

FOR IMMEDIATE DISSEMINATION

LIBERTY STAR ANNOUNCES CURRENT LAND POSITION AND NUMBER OF OWNED URANIUM PIPE TARGETS, NORTH PIPES SUPER PROJECT, ARIZONA

Tucson, Arizona—March 7, 2007—Liberty Star Gold Corp (the “Company”), (OTCBB symbol: LBTS) is pleased to announce that as of now the Company has acquired, by staking, over 1,500 federal lode mining claims and two State Mineral Exploration Permits in Arizona. These lands cover at least 293 breccia pipe targets (Pipes) which have the potential to bear uranium. This completes our Phase 1 objective of gaining a critical mass of Pipe targets. Phase 2, which begins immediately, will be testing these Pipes by appropriate means which will include more detailed geology, geochemistry, and geophysics and where warranted, drilling.

For about two years Liberty Star has been quietly and methodically performing exploration to locate uranium breccia pipe targets on the Arizona Strip. A variety of methods have been used including geologic reconnaissance on the ground and by helicopter, remote sensing imagery interpretation, geochemistry and geophysics of several varieties. This has resulted in the acquisition of at least 293 Pipes. The Pipes have been primarily acquired by staking Federal lode mining claims covering approximately 20.7 acres each. These claims give the Company the rights to all minerals on the claim and carry no royalty. At least 1,500 claims have been acquired, covering approximately 48.5 square miles. Additionally, the Company has acquired two Arizona State Mineral Exploration Permits, covering about three quarters of a square mile. These Permits may be converted to a State Mineral Lease on discovery and definition of a minable resource. Such leases carry a small net profits royalty.

The first phase of our work is accomplished and the Company now has a critical mass of Pipes on which to perform further exploration and drilling to define a mineral resource on productive pipes. Reserve engineering, ore body definition, mine planning, and permitting on each discovered resource, if any, will be done sequentially so that mine development can be undertaken at the earliest time possible. The Company then intends to bring these mines into production sequentially, each a few months apart. Additional Pipe acquisitions will continue as such opportunities arise, but the land acquisition phase has largely been accomplished. The critical mass of Pipe targets now under Company control will allow the resource and ore development phase to proceed efficiently and effectively.

ON BEHALF OF THE BOARD OF DIRECTORS

“James A. Briscoe”

James A. Briscoe,

President/Director

The breccia pipes are part of the large uranium bearing breccia pipe terrain which occurs on the Arizona Strip lying just south of the Utah border. Eight mines were brought into production during the 1970s and early 1980s on deposits discovered within the immediate area. The uranium bearing pipes which were mined are the second highest grade uranium mineral deposits in the world and the highest grade in the United States. Previously mined mineralization in these pipes has graded about 0.6% to 0.7% uranium or about 12 to 14 pounds per ton. In addition to uranium they are known to contain copper, zinc, silver, vanadium, cobalt, nickel, molybdenum, gallium, germanium and other metals. Past producers have recovered copper, silver and vanadium as by-products of uranium mining.

CW1099893.1

SAFE HARBOR STATEMENT

Statements in this news release that are not historical are forward looking statements. Forward looking statements in this news release include that our Pipe targets have the potential to bear uranium; that Phase 2 will begin immediately; that Phase 2 will include more detailed geology, geochemistry, and geophysics and where warranted, drilling; that we now have a critical mass of Pipes on which to perform further exploration and drilling to define a mineral resource on productive pipes; that reserve engineering, ore body definition, mine planning, and permitting on each discovered resource, if any, will be done sequentially so that mine development can be undertaken at the earliest time possible; that we intend to bring these mines into production sequentially, each a few months apart; and that additional Pipe acquisitions will continue as such opportunities arise.

It is important to note that the Company’s actual outcomes may differ materially from those statements contained in this press release. Factors which may delay or prevent these forward looking statements from being realized include misinterpretation of data; that we may not be able to get equipment or labor as we need it; that we may not be able to raise sufficient funds to complete our intended exploration; that we may be unable to agree with our joint venture partners as to the work to be performed; that our applications to drill may be denied; that weather, logistical problems or hazards may prevent us from exploration; that equipment may not work as well as expected; that analysis of data may not be possible accurately and at depth; that results which we or others have found in any particular location are not necessarily indicative of larger areas of our property; and that despite encouraging data there may be no commercially exploitable mineralization on our properties. Readers should refer to the risk disclosures outlined in the Company’s most recent 10-KSB and the Company’s other periodic reports filed from time to time with the Securities and Exchange Commission.

Contact: James Briscoe (520) 731-8786

Mr. Briscoe was interviewed on February 7 by CEO Radio Network about Liberty Star Gold and its programs.

Access to the Liberty Star Gold Corp interview is available to registered users of www.ceoradionetwork.com. Click on "Company Webcasts" and register. Registration is free.

About The CEO Radio Network (www.ceoradionetwork.com)

The CEO Radio Network is a premier, interactive research tool which provides our listeners the opportunity to hear the latest corporate and business news first hand, directly from the source—the decision makers of publicly-traded companies. The goal of the CEO Radio Network is to level the playing field for both the small-cap issuer and the small-cap investor at the same time. Our online services allow the small and micro-cap issuers access to high quality distribution, while investors are provided with an additional communication directly from the source. The CEO Radio Network provides links to supplementary corporate resources, including SEC filings. Our ASK THE CEO section allows registered users to submit questions which will be directed toward the management of our Featured Companies.

CW1099893.1